EXHIBIT 99.1


CP&L Establishes Holding Company

RALEIGH, N.C. (June 20, 2000) - Carolina Power & Light Company (CP&L) [NYSE:
CPL] today formally established a new holding company, CP&L Energy, Inc. (CP&L Energy). CP&L Energy becomes the parent company of CP&L, the utility company serving 1.2 million electric customers in North and South Carolina, along with the company's natural gas, fiber optic and energy-related services companies. CP&L Energy, the temporary name for the new holding company, will be re-named as part of an overall corporate branding initiative at the close of CP&L's acquisition of Florida Progress Corp. (FPC) [NYSE: FPC] later this year.

"The energy industry is evolving and becoming more competitive, and to succeed, a company must be flexible," said William Cavanaugh, chairman, president and CEO of CP&L Energy. "CP&L's new holding company structure provides that flexibility and will allow us to move quickly to take advantage of opportunities on the fast-growing, non-regulated side of the business. It will also facilitate our growth plans, including our pending acquisition of Florida Progress, which is on schedule for closing this fall."

As previously announced, CP&L Energy will be organized into five primary business units: Energy Supply, Energy Delivery, Florida Power, Gas & Energy Services and Energy Ventures. In addition, a Service Company will be formed to support the holding company.

CP&L common stock certificates automatically will represent the same number of shares of common stock of CP&L Energy. Shareholders will not need to exchange stock certificates. Current holders of CP&L common stock automatically are entitled to shares of common stock of CP&L Energy on a one- for-one basis. The common stock of CP&L Energy will remain listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "CPL." CP&L's preferred stock will not be affected.

Headquartered in Raleigh, N.C., CP&L Energy, through its subsidiary CP&L, provides electricity and energy services to 1.2 million customers in North Carolina and South Carolina and provides natural gas distribution and service, through its wholly owned NCNG subsidiary, to about 178,000 customers in eastern and southern North Carolina. The company owns and operates a system of 18 power plants in the Carolinas and Georgia. CP&L Energy's non-regulated operations include Interpath and statusgo.com, two Internet-related services businesses, and Strategic Resource Solutions (SRS), an integrated facility and energy management solutions company. Additional information on CP&L Energy and CP&L can be found at http://www.cplc.com.

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This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely. Factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the company's service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the company's SEC reports.

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